Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
(704) 383-7777	(415) 396-8216

Wells Fargo Names CFO Tim Sloan to Head Wholesale Banking Group;

Dave Hoyt to Retire at the end of June

John Shrewsberry Appointed New CFO, Senior EVP

SAN FRANCISCO – April 1, 2014 – Wells Fargo & Company (NYSE:WFC) announced today that Timothy J. Sloan, the company’s current chief financial officer and a senior executive vice president, will become head of the Wholesale Banking group, effective May 15, 2014. He will succeed David A. Hoyt, a 32-year veteran of the company who has decided to retire after a long, successful career at Wells Fargo. Hoyt will continue in his role until May 15, 2014, and will remain with the company until June 30, 2014, to help with the transition of responsibilities.

John R. Shrewsberry, current head of Wells Fargo Securities and an executive vice president, will succeed Sloan as chief financial officer and become a senior executive vice president, also effective May 15, 2014. As CFO, he will report directly to John Stumpf, Wells Fargo’s chairman and chief executive officer, and will serve on the company’s Operating Committee.

“I want to thank and pay tribute to Dave Hoyt for his extraordinarily distinguished career at Wells Fargo,” said Stumpf. “Dave has helped define our company’s enduring culture and our industry leadership in wholesale banking. He played a key role in the Wachovia integration, has greatly expanded the products and services we offer our corporate, government and institutional clients, and has built a second-to-none team with exceptional expertise and integrity. Thanks to Dave’s leadership, the Wholesale Banking business, an important contributor to our company, is in an excellent position for future growth and success.”

Hoyt has managed the Wholesale Banking business for the past 16 years. Previously, he managed the Capital Markets group and the workout-related groups within the Wholesale Bank, as well as various functions relating to the overall credit quality of the bank’s portfolio. Hoyt also was senior credit officer for the Real Estate group, manager of the bank’s credit training function, and manager of the East Bay office of the Real Estate group.

Hoyt said, “It has been a privilege to have been part of Wells Fargo over the years, and especially through the industry’s largest-ever merger. Wells Fargo has never been stronger or enjoyed more valuable customer relationships than it does today. I have worked closely with both Tim Sloan and John Shrewsberry over the years and know they are superbly prepared to serve the company, our shareholders, and our customers in their respective roles. I am retiring confident in Wells Fargo’s future and that our wholesale banking customers are in excellent hands.”

“Today’s appointments represent a natural evolution of executive responsibilities at our company,” said Stumpf. “They also demonstrate the deep bench of high-caliber leaders at Wells Fargo and the value of rotating them into different roles to effect seamless leadership transitions.”

Sloan, a 26-year veteran of Wells Fargo, will continue to report to Stumpf and serve on the company’s Operating Committee after he transitions to head of Wholesale Banking. Sloan has served as chief financial officer since 2011. Previously, he was Wells Fargo’s chief administrative officer and prior to that spent 22 years in the Wholesale Banking group including serving as head of Commercial Banking, Commercial Real Estate and Specialized Financial Services — operations that provided credit and non-credit services to customers worldwide.

“As our CFO, Tim has been an excellent financial and strategic leader for our company. He is well respected throughout the company, the financial community and the industry for his strategic insight, leadership, and financial and operational expertise. There is nobody more suited than Tim to continue our Wholesale Banking business strategy and apply his passion for serving customers to drive new opportunities across an area of the company where he has extensive experience and abilities. As head of one of our largest and most important business segments, Tim will continue to be a significant contributor to our company, our strategy and our future,” Stumpf said.

“I am also pleased to welcome John Shrewsberry as our incoming CFO. Given his strong financial background spanning more than 20 years and his proven leadership ability, John is well positioned to lead Well Fargo’s established world-class finance team. John has already distinguished himself as a talented member of our leadership team and a strong partner to the finance team. With John’s deep understanding of our company’s financial and business operations, as well as shareholder expectations, we are fortunate to have such an experienced executive move seamlessly into the CFO role and continue to steadfastly pursue our strategic priorities. I am looking forward to working closely with him.”

Shrewsberry is currently head of Wells Fargo Securities, with responsibility for investment banking, capital markets, trading and investment research businesses, and has led related businesses since 2006. Prior to assuming this position, Shrewsberry served as head of Wells Fargo Commercial Capital, the successor to a commercial finance company he co-founded that became part of Wells Fargo in 2001. He currently is a member of the market risk committee, the enterprise risk management committee, and the firm’s management committee. Previously, he worked at Goldman Sachs and Credit Suisse First Boston in principal finance.

As CFO, Shrewsberry will oversee the company’s financial management functions (controllers, financial reporting, tax management, asset-liability management, treasury, corporate development, investor relations), its investment portfolios and its corporate properties functions. He also will have oversight of the company’s strategic planning function.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.5 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 locations, 12,000 ATMs, and the internet (wellsfargo.com), and has offices in 36 countries to support customers who conduct business in the global economy. With more than 264,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2013 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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